                                                                    EXHIBIT 3.15

                          Certificate of Incorporation
                                       of
                                HP Yakama, Inc.
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                             a Delaware corporation



          FIRST:  The name of the corporation is HP Yakama, Inc.
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          SECOND:  The address of the corporation's registered office in the
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State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of the corporation's registered agent at such address is CorpAmerica, Inc.

          THIRD:  The purpose of the corporation is to engage in any lawful act
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or activity for which corporations may be organized under the Delaware General Corporation Law.

          FOURTH:  The total number of shares of stock which the corporation is
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authorized to issue is three thousand (3,000) shares of common stock, having a par value of one cent ($0.01) per share.

          FIFTH:  The business and affairs of the corporation shall be managed
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by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

          SIXTH:  In furtherance and not in limitation of the powers conferred
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by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

          SEVENTH:  A director of the corporation shall not be personally liable
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to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

          EIGHTH:  The corporation reserves the right to amend and repeal any
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provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware and all rights herein conferred upon stockholders are granted subject to this reservation.

          NINTH:  The incorporator is S. A. Morgan, whose mailing address is
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1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067.

          I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 20th day of May, 1997.


                        /s/ S. A. Morgan
                    ______________________________________
                         S. A. Morgan, Incorporator

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